Exhibit 99.1

LBI MEDIA, INC.

Moderator: Lenard Liberman

April 2, 2009

4:00 p.m. ET

Operator: Thank you for participating in today’s conference call, which is being recorded. At this time I would like to turn the conference over to Mr. Lenard Liberman. Please go ahead sir.

Lenard Liberman: Thank you operator. Good afternoon and welcome to LBI Media’s 2008 Fourth Quarter Earnings Call. Joining me today are Winter Horton, our Corporate Vice President, and Wisdom Lu, our Chief Financial Officer. During this call I’ll provide an overview of our financial and operating progress since our last earnings report. Winter will provide some commentary on the performance of our radio stations and then Wisdom will walk through our financial results. After our formal remarks we’ll open up the call for questions. Wisdom?

Wisdom Lu: Thank you Lenard. Before we begin I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments, that will occur or may occur at LBI Media in the future, are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to the press release that was issued on Tuesday, March 31st, for important factors that you should consider when evaluating this information. The forward looking statements made during this call speak only as of the date hereof and the company undertakes no obligation to update such statements to reflect future events or circumstances. This conference call also contains a non-GAAP financial term within the meaning of Reg. G as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income or loss plus income tax expense or benefit, gain or loss on sale and disposal of property and equipment, gain or loss on sale of investments, net interest expense, interest rate swap expense or income, depreciation and amortization, impairment of broadcast licenses, and other non-cash gains and losses. However, for the purposes of this call, we’ll refer to what we entitle Adjusted EBITDA as simply EBITDA. In conformity with Regulation G we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with U.S. generally accepted accounting principles in Tuesday’s press release. This reconciliation is also provided in our annual report, which has been posted on our website. Let me return the call to Lenard who will discuss our performance for the 4th Quarter and year ended 2008.

Lenard Liberman: Thank you Wisdom and thanks to all of you for taking the time to join our call today. Despite a very difficult advertising environment in 2008 we made significant progress in executing our strategic plan and most notably we out- performed our markets and our peers. We remain committed to implementing our strategic plan, which includes:

•	Expanding our top rated EstrellaTV network station group into the nation’s largest and fastest growing Hispanic markets through both acquisitions and affiliations,

•	Strengthening our internally created and produced programming content,

•	Driving audience shares at both our TV and radio properties, and

•	Monetizing our ratings through our local sales staffs and our wholly-owned national sales organization.

Our operating results in 2008 as well as the steps we have already taken in early 2009 demonstrate our commitment to executing against our long-term vision. We believe with our highly rated programming, our portfolio of stations in some of the largest and fastest growing Hispanic markets and the anticipated launch of our national Spanish language television network, EstrellaTV, we will continue to provide a meaningful alternative for Hispanic radio listeners and television viewers. In a challenging year when our peers across the board reported a decline in revenues, LBI’s revenues were up by 2% to $117.7 million. This was primarily attributable to growth in our radio segment with net revenues increasing by about 9% and was partially offset by a decline in our television revenues of about 6%. The weakness of the local economy in southern California impacted our television revenues including a continued decrease in our infomercial revenues. Despite experiencing a decline in our television revenues we are encouraged by some of the milestones that we have achieved and the growing interest in our national television network, EstrellaTV. In Los Angeles, KRCA was ranked as the number two television station in the market and even took the number one slot during its prime time special Premios de la Radio last November. Given the rating success we have achieved in both radio and television we believe that we will be able to capitalize on our complementary radio and television stations to capture a greater share of advertising revenue. In 2008 we saw increases in radio revenues across all of our markets with increases in Texas of 10%. KRQB, the radio station in San Bernardino/Riverside that we acquired in 2007, also contributed to our net revenue growth in 2008. I would like to turn the call over to Winter to first talk about the performance of our radio segment and then I’ll follow it up with some comments about the success of our television segment and the upcoming launch of EstrellaTV.

Winter Horton: Thank you Lenard. We’re very proud of the performance of our radio division in 2008. As many of you are aware last year was one of the most challenging environments we’ve seen in the media business. Fortunately, we experienced ratings increases at our stations with the transition to Arbitron PPM methodology and our sales teams are doing an admirable job in attracting advertisers who wish to target our large audiences.

Some of the categories we’ve seen particular strength in radio advertising in 2008 included telecom and not surprisingly loan modification companies and bankruptcy specialists. We saw growth in nontraditional revenue from texting promotion events and revenue generated from our partnership with the Los Angeles Dodgers.

In Los Angeles, our leading FM format, Que Buena, is the number one rated Hispanic radio station all day among Hispanic Adults 18-49. Our morning show personality, Don Cheto, continues to beat Univision’s marquee morning show personality, Piolin, for the number one rank in the market. Similarly, KHJ, our full market AM radio station, is the number one Hispanic AM station among Hispanic Persons 25-54 and we continue to benefit from our strategic alliance with the Los Angeles Dodgers.

In Riverside/San Bernardino, KRQB-FM continues to shine. KRQB is the number one station in the Inland Empire among all stations in the male 18-34 demographic and the number one Spanish station for Hispanic Persons 18-34. Our morning show personality, Don Cheto, remains the number one Spanish DJ in Riverside/San Bernardino and KRQB has shown its immediate and strong connection with the local community by staging the largest Cinco de Mayo and Fiestas Patrias events in history.

Our Texas stations are performing quite well as we continue to benefit from the move to a PPM ratings system by Arbitron which has resulted in an improved rank position in the ratings of our stations. In

January 2009 PPM our La Raza format is the number one Spanish station all day among Hispanic Persons 18-49 in Houston. Similarly, in Dallas, our flagship format on KNOR-FM is the number one Spanish station all day among Hispanic Men 18-34.

Now I would like to turn the call back over to Lenard to discuss our television performance.

Lenard Liberman: As I mentioned before, our net revenues in our television segment declined by 6% to $51.0 million in 2008. This decrease is primarily due to continued decline in infomercial revenues as well as cancellations of advertisements at our Houston stations due to Hurricane Ike.

Despite the decline, we are encouraged by the rating success of our television stations. KRCA-TV in Los Angeles ranked a strong number two in the competitive primetime daypart during the important November 2008 sweeps period across almost all Hispanic demographics. We are also experiencing similar ratings successes at our television stations in Dallas and Houston.

In Salt Lake City, our in-house programming continues to gain traction with viewers and our sales staff remains focused on growing our local advertiser base in the market. We are optimistic about our future in Salt Lake City.

In December 2008, we purchased a television station, KVPA, in Phoenix, Arizona for approximately $1.3 million dollars. Phoenix is the number eight market in terms of Hispanic TV households and we expect to bring Phoenix online soon as an affiliate of EstrellaTV. Phoenix is an important Spanish market and we feel that this purchase will enhance our current footprint and portfolio of owned and operated stations.

In addition, in November of 2008 we entered into an asset purchase agreement to purchase television station WASA in New York City. The price is $6.0 million and the consummation of the transaction is subject to customary closing conditions and regulatory approval from the FCC. New York City is another very important market for us and is the number two market in Hispanic television households. We believe that our programming will resonate with Hispanics in New York and we look forward to entering the New York market with our EstrellaTV network.

Finally, we remain on track with regard to the launch of our EstrellaTV network with a mix of affiliated and owned and operated stations. By July of 2009 we anticipate that we will cover approximately 70% of Hispanic television households with either our owned and operated stations or through affiliation agreements. We recently signed an affiliation agreement with Communications Corporation of America for four important markets in Texas including Harlingen-McAllen-Brownsville, El Paso, Waco and Tyler-Longview DMAs. These markets represent the tenth, sixteenth, forty-fifth and sixty-seventh largest Hispanic markets and will provide additional coverage of approximately five percent of Hispanic television households. With this affiliation and the stations we currently own and have under asset purchase agreement, we will reach forty-three percent of the Hispanic households. We are having many positive discussions with a number of potential affiliates and continue to see an increased level of interest in EstrellaTV. We anticipate that we will be making additional announcements in the near future related to other affiliates who have decided to take advantage of our compelling EstrellaTV network opportunity. In addition we continue to pursue other acquisition opportunities.

Our EstrellaTV network will allow us to fully leverage our evergreen content providing us with access to the large pool of network advertising dollars in Spanish television that we have never tapped at minimum additional cost to LBI. In addition it will make our successful programming available to a national Hispanic audience. Finally, this will allow us to complete our platform for advertiser solutions that include cross-selling and cross promotion as well as product integration.

In addition to launching our U.S. EstrellaTV network we have begun discussions with radio stations throughout the United States to carry the Don Cheto Morning Show. This internally-produced and developed morning program is already number one rated in three of our markets and is poised to challenge Univision’s Piolin personality across the U.S.

Looking ahead I’m encouraged by LBI’s performance in this difficult market. While we experienced some weakness in revenue in the 4th quarter of 2008, we remain committed to executing our strategy and investing in our content with the goal of further increasing our market share.

Our station portfolio has never been stronger and we believe the steps we are taking will strengthen our strategic position and our ability to serve the rapidly growing and vibrant Hispanic community. Now I’m going to turn the call over to Wisdom who is going to comment in more detail on our 4th Quarter financial performance.

Wisdom Lu: Thank you Lenard. For the 4th Quarter of 2008, net revenues decreased by 4.5% to $26.4 million, as compared to $27.7 million for the same period in 2007. The decrease was primarily attributable to decreased advertising revenues in both our television and radio segments as a result of lower infomercial advertising, cancellation of advertisements in Texas after Hurricane Ike, and the continued impact of a difficult economy. These decreases were partially offset by incremental revenues from our television station in Salt Lake City, Utah and improved radio performance in Houston.

Total operating expenses increased by $45.3 million, or 180.3%, to $70.4 million for the three months ended December 31, 2008, as compared to $25.1 million for the same period in 2007. This increase was primarily attributable to a $45.0 million increase in broadcast license impairment charges. Excluding the effect of broadcast license impairment charges, the total operating expenses increased by $5.3 million, or 26.6%, to $25.3 million for the three months ended December 31, 2008, as compared to $20.0 million for the same period of 2007. The total increase in operating expenses was also attributable to a $2.7 million loss on the sale and disposal of property and equipment in 2008 primarily relating to the write off of obsolete transmission equipment in our Texas market, a $1.6 million increase in selling, general and administrative expenses primarily reflecting an increase in station pre-acquisition expenses, a $0.6 million increase in programming and technical expenses, and a $0.3 million increase in depreciation and amortization.

Adjusted EBITDA decreased by $3.6 million, or 36%, to $6.3 million for the three months ended December 31, 2008, as compared to $9.9 million for the same period in 2007. This decrease was primarily attributable to a decrease in net revenues of $1.2 million, an increase in programming and technical expenses of $0.6 million, an increase in promotional expenses of $0.1 million and an increase in selling, general and administrative expenses of $1.6 million, as previously described.

The company reported a net loss of $39.4 million for the three months ended December 31, 2008, as compared to a net loss of $4.9 million for the same period of 2007, an increase of $34.5 million. For the year ended 2008, net revenues increased by $2.0 million, or 1.8%, to $117.7 million for the 12 months ended December 31, 2008, as compared to the $115.7 million for the same period of 2007. This increase was primarily attributable to a $5.5 million increase in the radio segment partially offset by a $3.5 million decrease in the television segment.

Total operating expenses increased by $98.4 million, or 122.9%, to $178.4 million for the year ended December 31, 2008, as compared to $80.0 million for the same period in 2007. This increase was primarily attributable to an $83.6 million increase in non-cash broadcast license impairment charges due to lower net revenue growth projections for the general market broadcasting industry, an increase in discount rates, and a decline in cash flow multiples for recent station sales. Excluding the effect of the broadcast license impairment charges, total operating expenses increased by $14.8 million, or 20.6%, to $86.7 million for the year ended December 31, 2008, as compared to $71.9 million for the same period in 2007. The increase in total operating expenses was also attributable to:

•	a $4.0 million decrease in deferred compensation benefit reflecting the impact of an accrual reduction that the company recorded in 2007,

•	a $2.7 million increase in programming and technical expense primarily attributable to the increase in the production of new in-house programming,

•

a $3.2 million increase in selling, general and administrative expenses primarily reflecting higher corporate expenses including increases in salaries, professional fees and station pre-acquisition costs, additional expenses related to our radio station in the Riverside/San Bernardino region of our Los Angeles market and our television station in Salt Lake City (both of which were acquired in the second half of 2007) and higher selling expenses associated with the overall increase in net revenues,

•

a $3.5 million increase in the loss on sale and disposal of property and equipment primarily reflecting the write off of obsolete property and equipment and damage caused by Hurricane Ike in September 2008,

•

a $1.0 million increase in depreciation and amortization primarily attributable to the incremental expenses relating to the company’s 2007 asset acquisitions and the completion of construction on two radio tower sites in Texas in the 4th Quarter of 2007, and

•	a $0.4 million increase in promotional expenses primarily reflecting new events conducted by the company’s radio stations in 2008.

Adjusted EBITDA decreased by $0.6 million, or 1.4%, to $44.6 million for the period ended December 31, 2008, as compared to $45.2 million for the same period in 2007. The change was primarily attributable to increased net revenues of $2.0 million offset by a $4.0 million decrease in deferred compensation benefit reflecting the impact of an accrual reduction that we recorded in 2007, a $3.2 million increase in selling, general and administrative expenses as previously described, a $2.7 million increase in programming and technical expenses, a $0.4 million increase in promotional expenses, and the absence of a $7.6 million early redemption premium paid to redeem our former 10 1/8% senior subordinated notes in the 3rd Quarter of 2007.

We reported a net loss of $68.3 million for the twelve months ended December 31, 2008, as compared to a net loss of $53.9 million for the same period of 2007, a net loss increase of $14.4 million. This net loss in 2008 primarily reflects the $83.6 million increase in the non-cash impairment of broadcast license charges, the $4.0 million dollar decrease in the deferred compensation benefit and higher net interest expense. The net loss in 2007 primarily resulted from a non-cash charge of $46.8 million to adjust our deferred tax accounts as a result of losing our S Corporation status and an $8.8 million loss on a note redemption incurred in 2007.

Turning to our balance sheet, we had approximately $0.5 million in cash as of December 31, 2008. Our total debt balance was approximately $370.0 million, which included $117.0 million in term loan debt and $27.0 million outstanding on our revolver. Since December 31, we have borrowed an additional $8.0 million. During the 4th Quarter of 2008 we entered into an inter-company loan with our parent whereby we lent our parent, LBI Media Holdings, Inc., approximately $10.0 million. The proceeds of that loan were used by our parent to purchase approximately $22.0 million of its senior discount notes due 2013 in the open market. This will conclude our formal remarks. I would like to turn the call over to the operator for any questions and answers. Operator?

Operator: Ladies and gentlemen, if you would like to ask a question at this time, please press the star key followed by the digit one on your touch tone telephone. If you’re using a speakerphone, please make sure the mute function is turned off to allow your signal to reach our equipment. Once again, please press star one. And we’ll hear first from Bishop Cheen, Wachovia.

Bishop Cheen: Thank you for taking the call and for all the color. Let me start with the last thing just on the Balance Sheet…that $8.0 million loan to the parent to clean up some HoldCo debt that was made in Q4 or Q1 of 09?

Wisdom Lu: The loan was made in Q4 of 2008 and it was a loan for $10.0 million.

Bishop Cheen: Okay, so that is reflected in our year end Balance Sheet, right, in the footnotes?

Wisdom Lu: Yes.

Bishop Cheen: Okay and it was to take out the 11% notes of 2013.

Wisdom Lu: That’s right it was to take out the 11% senior discount notes that mature in 2013.

Bishop Cheen: Right, so how much face did you take out on those?

Wisdom Lu: $22.0 million.

Bishop Cheen: How much did it cost to take out the $22.0 million face? $22.0 million for $10.0 million?

Wisdom Lu: It cost $9.9 million.

Bishop Cheen: And they call that an arbitrage. So let me go back to a couple of things. When we talk about the EBITDA down because of some unique and I guess one-time accounting… really the way I think most of us keep score from 07 to 08 was not the $45.0 million of adjusted EBITDA in 07 but more like the $52.0 million of adjusted EBITDA in 07. Is that fair? Because it shows it there in your press release and reconciliation, the $34.0 million in 07 of adjusted EBITDA from radio and the $18.0 million in television.

Wisdom Lu: That is correct Bishop.

Bishop Cheen: Okay, so radio looks like it’s not having a picnic, but it’s healing. It’s getting better and some of those start-ups, are starting up, so we have to focus on television. I know Ike did some damage. On the revenue basis how much do you think Ike, what do we have, about a $2.0 million fall-off… how much did Ike do to your television revenue?

Lenard Liberman: In the 4th Quarter?

Bishop Cheen: Well, yes, it looks like two million in 4th Quarter. Because Hurricane Ike all hit in 4th Quarter. Right?

Lenard Liberman: Yeah…I’m not sure if I can break it down into television and radio but overall it was about give or take a half million dollars and that is an estimate.

Bishop Cheen: So the rest is just the economy which is a frill and a half, your startup nature and you’re spending to build for the future? I’m trying to get a handle around how much of this spending is going to continue. I understand you’re trying to create a network. How many hours; is that the way you look at it on the television side, you’re measuring it in terms of hours weekly you can provide to your affiliates?

Lenard Liberman: Yes, we’re producing about 55 hours of television a week right now.

Bishop Cheen: So on the programming expense side how much has your expenditures on programming gone up?

Lenard Liberman: I’ll let Wisdom reply to that one.

Wisdom Lu: I do have that data but let me pull it up Bishop.

Bishop Cheen: Because we’re tying to get a handle of where is normal and when do the expenses of trying to rebuild the television division stabilize out so that the cash flows do not keep decreasing. If we’re down on EBITDA basis to $12.0 million in 08 are we to think that there is another $6.0 million to fall off or so in 09 and what used to be $18.0 will become $5.0 or $6.0.

Lenard Liberman: Well it’s hard to say because we don’t control the revenue drops. Certainly that is impacted by the economy and much of our drop is on the infomercial side which has been particularly affected so it’s hard to respond to that. I don’t think in 2008 it’s going to be an expense story; it’s going to be more of a revenue top line story. I’m sorry 2009 I mean.

Bishop Cheen: And again I’m not suggesting that there are any dire problems here. There are no trip wires because your only covenant is on the secured debt unless I have that totally wrong. Is that correct?

Wisdom Lu: That is correct, our only covenant is the senior secured debt leverage.

Bishop Cheen: Okay so there are no near term trip wires except the good faith we all have in you not to pile on a totally inappropriate amount of debt here as you go forward and mold this in the future.

Lenard Liberman: That would be fair. One never knows how far revenue can drop, but God willing we’ll be ahead of the market as we have been historically and do a good job of growing revenue as it is available to us.

Bishop Cheen: And the last question and I’ll pass it on…building a network is like steering an oil tanker; your bow is a mile ahead of your wheel house. How much flexibility do you feel that you have on the expenditure side of things to pull up if you see things getting a lot softer in this stutter step economy?

Lenard Liberman: Well the largest expense for a network is the programming which we’re already producing for our owned and operated stations. After that you have the cost of distribution, the satellite time, and certainly the sales organization that you have to create, but aside form those expenses it is not really a significant investment. If we were producing additional programming to launch the network or new types of programming that would be significant, but we’re not planning on offering anything additional than we are doing today.

Bishop Cheen: If you can remind me again what was your cap expenditure in 2008?

Wisdom Lu: It’s about $13.0 million; $12.9 million.

Bishop Cheen: Okay versus 2007; that was only…

Wisdom Lu: I think it was actually relatively close to that as well.

Bishop Cheen: Yes, it was $13.2 million. Okay so for 2009 will it be somewhere in that ball park or should we see a significant spike?

Lenard Liberman: A significant decrease I would hope.

Bishop Cheen: Okay. This was all very helpful. Thank you.

Operator: Our next question will come from Todd Morgan, Oppenheimer.

Todd Morgan: Thank you. Good afternoon. Lenard can you talk any further about the infomercial trends you’re seeing now and what kind of things need to happen before that portion of your business could rebound. I mean are you doing things differently or what needs to happen in the environment?

Lenard Liberman: I think first off the auto industry has to improve because the largest component of that drop is auto dealers who stopped advertising and the second largest category was mortgage providers so when both categories went away at the same time it really hurt. I don’t really anticipate that category coming back in a material way so we’re becoming less dependent as we move forward on infomercial and monetize the ratings we’re generating. We’ve had significant ratings and improved market positions through November 2008 with our programming and as we get a history of that ratings performance with our advertisers we should be able to get larger shares of business and lessen our reliance on the infomercial business. I think with digital television coming and disparate forms of distribution coming within the next six to twelve months I don’t anticipate infomercial revenue being the savior, but if the auto and mortgage industries were to come back then that would help infomercial business significantly.

Todd Morgan: My guess is that you’re not really doing much of the pure direct response format, you’re doing the cash up front…

Lenard Liberman: That’s right; we’re not doing any PI to speak of; they pay for the time.

Todd Morgan: Okay. The second thing is that rating growth is kind of the key part to the story and it’s been that way for a long time. I was wondering if you could talk a little about the sources of that ratings growth and maybe differentiating television and radio and how much of an impact does PPM have on the ratings and the audience size. And in particular where are those viewers coming from. Are they coming from competitors or are the markets simply growing?

Lenard Liberman: It’s not really an audience size argument; it’s a rank position argument. I think all of our audiences and all Spanish station audience sizes are compressed with PPM just based on the methodology and along with the distribution of the beepers that they use which has been a big negative and been discussed in the press and the source of some litigation in certain cities with respect to undercounting minority audiences, but in our case, largely because the diary based system favored legacy stations. Stations that had been in the market for many, many, many years and had better brand and name recognition it disproportionally helped those stations and our stations were somewhat newer and didn’t have the name recognition yet and didn’t really appear in diaries yet. So when it becomes a more objective system with a beeper and a PPM, our rank all of a sudden went from number two or three to number one so I think that’s the argument that you become a higher ranked station so now you are controlling more of the argument as far as where the budget goes and now you get the phone call that you didn’t get when you were a number two or three.

Todd Morgan: In that sense though it would seem that there is more upside in not just rank but even just pure rating points…

Lenard Liberman: It’s hard to be optimistic in this market but from a ratings perspective it really is a function of whether Arbitron gets it right and they differentiate better between Spanish dominant and non-Spanish dominant Hispanics and the whole host of methodology problems that they have. But we sort of play the cards that were dealt and luckily we’ve been fortunate that in all of our markets we’ve improved rank position which in turn has meant that we can command a larger share of existing budgets so even if those budgets dwindle or go away to some extent … we’re able to get a higher share of them which allows us to offset the loss in budgets.

Todd Morgan: That makes sense thank you.

Operator: A reminder for our listening audience that if you have a question, please press star one. We’ll hear from Eugene Cho with APG.

Eugene Cho: Hi guys. Just a quick follow-up on Bishop’s question. I just wanted to get a sense for what your restricted payments basket size was now post the buy back and what your ability is to buy back additional debt.

Wisdom Lu: So the way we repurchased or purchased the senior discount notes is… well at the holding company level we’re allowed to do whatever we want but it is on the LBI Media level where we have restriction on how we are allowed to move money outside of LBI Media and up to the parent. So what we did was we used a basically a permitted investment basket of $10.0 million to make the loan to the parent and then the parent bought back the discount notes.

Eugene Cho: I see so it was, the buy back was I guess you used up the entire $10.0 million dollar basket of permitted investments, but there is no RP capacity. Is that right?

Wisdom Lu: That is right.

Eugene Cho: Okay, thanks.

Operator: And with no further questions I’ll turn the call back to our presenters for any additional or closing remarks.

Lenard Liberman: Thank you for your time everyone and be in touch.

Operator: That concludes today’s teleconference. Thank you all for joining and have a wonderful day.

Lenard Liberman: Bye bye.